Exhibit 10.20.1

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

2000 STOCK INCENTIVE PLAN

As Amended And Restated Effective June 15, 2007

SECTION 1.  PURPOSE

The ICO Global Communications (Holdings) Limited 2000 Stock Incentive Plan was initially adopted following stockholder approval on May 10, 2000 and was subsequently amended and restated on August 9, 2000 and November 17, 2005.  The Plan is hereby amended and restated to increase the number of shares available for issuance, to authorize additional types of awards, to add provisions to satisfy tax deduction requirements, to reflect the status of the Company as publicly traded and to make other changes.

The purpose of the Plan is to enhance the long-term stockholder value of ICO Global Communications (Holdings) Limited, a Delaware corporation (the “Company”), by offering opportunities to selected persons to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company and its Related Corporations (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

SECTION 2.  DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

“Acquired Entity” has the meaning set forth in Section 6.3.

“Acquisition Transaction” has the meaning set forth in Section 6.3.

“Award” means an award or grant made pursuant to the Plan, including awards or grants of Options, Stock Appreciation Rights, Stock Awards, or any combination of the foregoing.

“Board” means the Board of Directors of the Company.

“Cause” means dismissal for willful material misconduct or failure to discharge duties, conviction or confession of a crime punishable by law (except minor violations), the performance of an illegal act while purporting to act in the Company’s behalf, or engaging in activities directly in competition or antithetical to the best interests of the Company, such as dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means common stock, par value $.01 per share, of the Company as described in each Award agreement.

“Corporate Transaction” means any of the following events:

(a)           Consummation of any merger or consolidation of the Company with or into another corporation, including a COM Affiliate;

(b)           Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company’s outstanding securities or substantially all the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary corporation (as defined in Section 8.8) of the Company or a COM Affiliate; or

(c)           Any acquisition by a person, other than Craig O. McCaw or a COM Affiliate, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Exchange Act of a majority or more of the Company’s outstanding voting securities (whether directly or indirectly, beneficially or of record).  Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) under the Exchange Act.

For purposes of this definition, a “COM Affiliate” shall mean any entity which Craig O. McCaw or Eagle River Investments LLC (“Eagle River”) controls directly or indirectly through one or more intermediaries.  For purposes of this definition, an entity shall be deemed to be controlled by Craig O. McCaw or Eagle River if (and only for so long as) (x) Craig O. McCaw or Eagle River has the right to vote by ownership, proxy or otherwise securities constituting 5% or more of the voting power of such entity if such entity has equity securities registered and files reports under the Exchange Act, as amended, or otherwise owns securities constituting 50% or more of the voting power of such entity (if not reporting); (y)  Craig O. McCaw or Eagle River possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; or (z) with respect to a charitable trust, foundation or nonprofit corporation, Craig O. McCaw or Eagle River is the sole trustee or director or has the power to appoint a majority of the trustees or directors thereof.

“Disability,” unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Plan Administrator, to perform his or her duties for the Company or a Related Corporation and to be engaged in any substantial gainful activity.

“Early Retirement” means termination of service prior to Retirement on terms and conditions approved by the Plan Administrator.

“Effective Date” means May 10, 2000, the date the Plan was originally approved by the stockholders of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the closing sales price for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the

closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day.  If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

“Grant Date” means the date on which the Plan Administrator completes the corporate action relating to the grant of an Award and all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code.

“Nonqualified Stock Option” means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

“Option” means the right to purchase Common Stock granted under Section 7.

“Option Term” has the meaning set forth in Section 7.3.

“Participant” means (a) the person to whom an Award is granted; (b) for a Participant who has died, the personal representative of the Participant’s estate, the person(s) to whom the Participant’s rights under the Award have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 11; or (c) the person(s) to whom an Award has been transferred in accordance with Section 11.

“Plan” means the ICO Global Communications (Holdings) Limited 2000 Stock Incentive Plan, as amended from time to time.

“Plan Administrator” means the Board or any committee or committees designated by the Board to administer the Plan under Section 3.1.

“Qualifying Performance Criteria” has the meaning set forth in Section 9.4.

“Related Corporation” means any entity that, directly or indirectly, is in control of, or is controlled by, or under common control with the Company.

“Retirement” means retirement on or after an individual’s normal retirement date under the Company’s 401(k) plan or other similar successor plan applicable to salaried employees, unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” or “SAR” means an Award granted under Section 7.7 of the right to benefit from an appreciation in value of a specified number of shares of Common Stock over a specified period that may be settled in cash or stock (as determined by the Plan

Administrator).  The value of the right shall be determined with respect to a specified number of shares of Common Stock equal to or otherwise based on the excess of (i) the Fair Market Value of a share of Common Stock at the time of exercise over (ii) the grant price of the right.

“Stock Award” means an Award of shares of Common Stock or units denominated in Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

“Successor Corporation” has the meaning set forth in Section 12.3.

“Termination Date” has the meaning set forth in Section 7.6.

SECTION 3.  ADMINISTRATION

3.1                               Plan Administrator

The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a “Plan Administrator”).  So long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Code, (b) “nonemployee directors” as contemplated by Rule 16b-3 under the Exchange Act, and (c) “independent directors” in compliance with applicable requirements of any stock exchange or national market system on which the shares of Common Stock may be listed.  Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate.  Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

3.2                               Administration and Interpretation by Plan Administrator

Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, the price, if any, of an Award, whether to reduce the exercise price of any Option or Stock Appreciation Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have decreased since the Grant Date, whether, to what extent, and under what circumstances to offer an exchange or to redeem any previously granted Award for a payment in cash, shares of Common Stock, other securities or another Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award.  The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Award and may from time to time adopt and change rules and regulations of general application for the Plan’s administration.  The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected.  The Plan Administrator may delegate administrative duties to such of the Company’s officers as it so determines.

SECTION 4.  STOCK SUBJECT TO THE PLAN

4.1                               Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 12.1, a maximum of 20,000,000 shares of Common Stock shall be available for issuance under the Plan.  The aggregate number of shares of Common Stock that may be granted under this Plan during any calendar year to any one Participant shall not exceed 5,000,000 shares, subject to adjustment as provided in Section 12.1 to the extent permitted under Section 162(m) of the Code for Awards intended to qualify as performance-based compensation.

Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2                               Reuse of Shares

Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or settlement of the Award to the extent it is exercised for or settled in vested and nonforfeitable shares) shall again be available for issuance in connection with future grants of Awards under the Plan.  In the event shares issued under the Plan are reacquired by the Company pursuant to any forfeiture or provision, right of repurchase or right of first refusal, such shares shall again be available for the purposes of the Plan; provided, that the aggregate number of shares that may be issued upon the exercise of Incentive Stock Options shall in no event exceed 20,000,000, subject to adjustment from time to time as provided in Section 12.1.

SECTION 5.  ELIGIBILITY

Awards may be granted under the Plan to those officers, directors and employees of the Company and its Related Corporations as the Plan Administrator from time to time selects.  Awards may also be granted to consultants, agents, advisors and independent contractors who provide services to the Company and its Related Corporations; provided, however, that such Participants (i) are natural persons or an alter-ego entity; (ii) render bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction; and (iii) render bona fide services that do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6.  AWARDS

6.1                               Form and Grant of Awards

The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan.  Such Awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights and Stock Awards.  Awards may be granted singly or in combination.

6.2                               Settlement of Awards

The Company may settle Awards through the delivery of shares of Common Stock, the granting of replacement Awards, the payment of cash, or any combination thereof as the Plan Administrator shall determine.  Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine.  The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents.  The maximum amount of any payment made under the Plan to settle all or a portion of an Award in cash payable to any one Participant in any calendar year shall not exceed $5,000,000.

6.3                               Acquired Company Awards

Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities (“Acquired Entities”) (or the parent or subsidiary of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or stock, reorganization or liquidation (the “Acquisition Transaction”).  If a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

SECTION 7.  AWARDS OF OPTIONS
AND STOCK APPRECIATION RIGHTS

7.1          Grant of Options

The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2          Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date with respect to Incentive Stock Options.  For Incentive Stock Options granted to a more than 10% stockholder, the Option exercise price shall be as specified in Section 8.2.

7.3          Term of Options

The term of each Option (the “Option Term”) shall be as established by the Plan Administrator or, if not so established, shall be ten years from the Grant Date.  For Incentive Stock Options, the Option Term shall be as specified in Sections 8.2 and 8.4.

7.4          Exercise of Options

The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time.  If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Corporations From the Option Grant Date	Portion of Total Option That Is Vested and Exercisable
After 1 year	1/4th

Each additional one-month period of continuous service completed thereafter	An additional 1/48th

After 4 years	100%

To the extent that an Option has vested and become exercisable, the Option may be exercised from time to time by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5.  The Plan Administrator may prescribe, in lieu of or in addition to written agreements, notices and forms, electronic or telephonic methods or procedures for Option exercises.  An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.5                               Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased.  Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, in any combination of:

(a)           cash or check;

(b)           tendering (either actually or by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price;

(c)           delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or

(d)           such other consideration as the Plan Administrator may permit.

7.6          Post-Termination Exercises

The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company or its Related Corporations, which provisions may be waived or modified by the Plan Administrator at any time.  If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(a)           Any portion of an Option that is not vested and exercisable on the date of termination of the Participant’s employment or service relationship (the “Termination Date”) shall expire on such date.

(b)           Any portion of an Option that is vested and exercisable on the Termination Date shall expire upon the earliest to occur of

(i)            if the Participant’s Termination Date occurs for reasons other than Cause, death, Disability, Early Retirement or Retirement, the three-month anniversary of such Termination Date;

(ii)           if the Participant’s Termination Date occurs by reason of Retirement or Early Retirement, the one-year anniversary of such Termination Date;

(iii)          if the Participant’s Termination Date occurs by reason of Disability or death, the one-year anniversary of such Termination Date; and

(iv)          the last day of the Option Term.

Notwithstanding the foregoing, if the Participant dies after the Termination Date while the Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Termination Date shall expire upon the earlier to occur of (y) the last day of the Option

Term and (z) the first anniversary of the date of death, unless the Plan Administrator determines otherwise.

Also notwithstanding the foregoing, in case of termination of the Participant’s employment or service relationship for Cause, the Option shall automatically expire at the time the Company first notifies the Participant of such termination, unless the Plan Administrator determines otherwise.  If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option likewise shall be suspended during the period of investigation, unless the Plan Administrator determines otherwise.  If any facts that would constitute Cause for termination or removal of a Participant are discovered after the Participant’s relationship with the Company or its Related Corporation has ended, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

A Participant’s transfer of employment or service relationship between or among the Company and its Related Corporations, or a change in status from an employee to a consultant, agent, advisor or independent contractor or a change in status from a consultant, agent, advisor or independent contractor to an employee, shall not be considered a termination of employment or service relationship for purposes of this Section 7.  The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

7.7          Grant of Stock Appreciation Rights

The Plan Administrator is authorized under the Plan, in its sole discretion, to grant Stock Appreciation Rights to Participants.

7.8          Grant Price

The grant price of a Stock Appreciation Right shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date.

7.9          Term of Stock Appreciation Rights

The term of each Stock Appreciation Right shall be as established by the Plan Administrator and shall not exceed ten years from the Grant Date.

7.10        Exercise of Stock Appreciation Rights

The Plan Administrator shall establish and set forth in each instrument that evidences a Stock Appreciation Right the time or times at which the Stock Appreciation Right may be exercised in whole or in part.  The payment upon exercise of the Stock Appreciation Right may be in cash, shares of Common Stock or any combination thereof, or in any other manner approved by the Plan Administrator in its sole discretion.  The Plan Administrator’s determination as to the form of settlement shall be set forth in the instrument that evidences the Stock Appreciation Right.

7.11        Post –Termination Stock Appreciation Right Exercises

The Plan Administrator shall establish and set forth in each instrument that evidences a Stock Appreciation Right whether the Stock Appreciation Right shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceased to be employed by, or to provide services to, the Company or its Related Corporations, which provisions may be waived or modified by the Plan Administrator at any time.  If not so established in the instrument evidencing the Stock Appreciation Right, the Stock Appreciation Right shall be exercisable according to the terms and conditions set forth in Section 7.6, which may be waived or modified by the Plan Administrator at any time.

SECTION 8.  INCENTIVE STOCK OPTION LIMITATIONS

To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1          Dollar Limitation

To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option.  In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2          More Than 10% Stockholders

If an individual owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations, then the exercise price per share of an Incentive Stock Option granted to such individual shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option Term shall not exceed five years.  The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

8.3          Eligible Employees

Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options.

8.4          Term

Subject to Section 8.2, the Option Term shall not exceed ten years.

8.5          Exercisability

An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Termination Date for reasons other than death or Disability, (b) more than one year after the Termination Date by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant’s reemployment rights are guaranteed by statute or contract.

8.6          Taxation of Incentive Stock Options

In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year from the date of exercise.  A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option.  The Participant shall give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7          Stockholder Approval

If the stockholders of the Company do not approve the Plan within 12 months after the Board of Director’s adoption of the Plan, any Incentive Stock Options will become Nonqualified Stock Options.

8.8                               Code Definitions

For purposes of this Section 8, “parent corporation,” “subsidiary corporation” and “Disability” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

SECTION 9.  STOCK AWARDS

9.1          Grant of Stock Awards

The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock, including but not limited to Awards of restricted stock, restricted stock units, performance awards or performance units and stock bonuses, on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.  The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant’s employment or service relationship.

9.2          Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

9.3          Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

9.4          Performance Criteria; Section 162(m)

The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Awards, in any form permitted under the Plan, under which the grant, issuance, retention, vesting and/or transferability of any Award is subject to the attainment of such performance criteria and such additional terms or conditions as the Plan Administrator may designate.

The Plan Administrator shall also have the authority to grant Awards to Participants that are intended to satisfy the performance-based compensation requirements of Section 162(m) of the Code, including the attainment of pre-established goals based upon Qualifying Performance Criteria, the martial terms of which have been disclosed to and approved by the stockholders of the Company.

“Qualifying Performance Criteria” shall mean one or more of the following performance criteria applied to the individual, the Company as a whole, a Related Corporation, a business unit, or any combination thereof, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Plan Administrator in the Award agreement: (i) revenue, (ii) earnings before interest, taxes, depreciation and amortization (EBITDA), (iii) operating expenses, (iv) operating profit or operating margins, (v) earnings per share, (vi) stock price, (vii) cash flow, (viii) financing, (ix) contract settlements, (x) satellite launches, (xi) strategic partnerships, (xii) market share, and (xiii) regulatory achievements, subject to adjustment by the Plan Administrator to remove the effect of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise.

For Awards intended to satisfy the requirements of Section 162(m) of the Code for qualifying performance-based compensation, the Plan Administrator shall designate the Qualifying Performance Criteria and establish the objective performance goals in writing not later than 90 days after the beginning of the applicable performance period, or any other period permitted under Section 162(m).  The Plan Administrator must certify in writing prior to payment of the compensation subject to the Award the extent to which the pre-established performance goals and any other material terms have been satisfied.

SECTION 10.  WITHHOLDING

The Company may require the Participant to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting or exercise of any Award.  Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Participant to satisfy withholding obligations, in whole or in part, (a) by paying cash, (b) by electing to have the Company withhold shares of Common Stock (up to the employer’s minimum required tax withholding rate) or (c) by transferring to the Company shares of Common Stock (already owned by the Participant for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), in such amounts as are equivalent to the Fair Market Value of the withholding obligation.  The Company shall have the right to withhold from any Award or any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes (up to the employer’s minimum required tax withholding rate).  The Company may also deduct from any Award any other amounts due from the Participant to the Company or a Related Corporation.

SECTION 11.  TRANSFERABILITY

Awards granted under the Plan and any interest therein may not be assigned, pledged or transferred by the Participant and may not be made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, and, during the Participant’s lifetime, such Awards may be exercised only by the Participant.  Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code with respect to incentive stock options, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Participant to designate a beneficiary who may exercise the Award or receive payment under the Award after the Participant’s death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

SECTION 12.  ADJUSTMENTS

12.1        Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan, issuable to any one Participant and issuable as Incentive Stock Options as set forth in Section 4 and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor.  The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.  Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction shall not be governed by this Section 12.1 but shall be governed by Sections 12.2 and 12.3, respectively.

12.2        Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Options, Stock Appreciation Rights and Stock Awards denominated in units shall terminate immediately prior to the dissolution or liquidation of the Company.  To the extent a forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

12.3        Corporate Transaction

12.3.1     Options and Stock Appreciation Rights

(a)           In the event of a Corporate Transaction as defined in Section 2 in clause (a) or (b), except as otherwise provided in the instrument evidencing the Award, each outstanding Option and Stock Appreciation Right shall be assumed or continued or an equivalent option or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”).

(b)           In the event that the Successor Corporation refuses to assume, continue or substitute the Option or Stock Appreciation Right, or in the event of a Corporate Transaction as defined in Section 2 in clause (c), the Participant shall fully vest in and have the right to exercise the Option or Stock Appreciation Right as to all of the shares of Common Stock subject thereto, including shares as to which the Option or Stock Appreciation Right would not otherwise be vested or exercisable.  In such case, the Plan Administrator shall notify the Participant in writing or electronically that the Option or Stock Appreciation Right shall be fully vested and exercisable for a specified time period after the date of such notice, and the Option or Stock Appreciation Right shall terminate upon the expiration of such period, in each case conditioned on the consummation of the Corporate Transaction.

(c)           For the purposes of this Section 12.3, the Option or Stock Appreciation Right shall be considered assumed, continued or substituted if, following the Corporate Transaction, the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option or Stock Appreciation Right, immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option or Stock Appreciation Right, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction.  The determination of such substantial equality of value of consideration shall be made by the Plan Administrator and its determination shall be conclusive and binding.

(d)           All Options and Stock Appreciation Rights shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation.

12.3.2     Stock Awards

In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award, the vesting of shares subject to Stock Awards shall accelerate, and the forfeiture provisions to which such shares are subject shall lapse, if and to the same extent that the vesting of outstanding Options or Stock Appreciation Rights accelerates in connection with the Corporate Transaction.  If unvested Options or Stock Appreciation Rights are to be assumed, continued or substituted by a Successor Corporation without acceleration upon the occurrence of a Corporate Transaction, the forfeiture provisions to which such Stock Awards are subject shall continue with respect to shares of the Successor Corporation that may be issued in exchange for such shares.

12.4        Further Adjustment of Awards

Subject to Sections 12.1 and 12.2, the Plan Administrator shall have the discretion, exercisable at any time before a Corporate Transaction or other sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to Awards.  Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants.  The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

12.5        Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12.6        Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 13.  MARKET STANDOFF

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, a person shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any shares issued pursuant to an Award granted under the Plan without the prior written consent of the Company or its underwriters.  Such limitations shall be in effect for such period of time as may be requested by the Company or such underwriters and agreed to by the Company’s officers and directors with respect to their shares; provided, however, that in no event shall such period exceed 180 days.  The limitations of this paragraph shall in all events terminate two years after the effective date of the Company’s initial public offering.  Holders of shares issued pursuant to an Award granted under the Plan shall be subject to the market standoff provisions of this paragraph only if the officers and directors of the Company are also subject to similar arrangements.

In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s outstanding Common Stock effected as a class without the Company’s receipt of consideration, any new, substituted or additional securities distributed with respect to the purchased shares shall be immediately subject to the provisions of this Section 13, to the same extent the purchased shares are at such time covered by such provisions.

In order to enforce the limitations of this Section 13, the Company may impose stop-transfer instructions with respect to the purchased shares until the end of the applicable standoff period.

SECTION 14.  AMENDMENT AND TERMINATION OF PLAN

14.1        Amendment of Plan

The Plan may be amended only by the Board in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, stockholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require stockholder approval under any applicable law or regulation.  Any amendment made to the Plan that would constitute a “modification” to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.  Notwithstanding the foregoing, any adjustments made pursuant to Section 12 shall not be subject to these restrictions.

14.2        Termination of Plan

The Board may suspend or terminate the Plan at any time.  Unless terminated earlier by the Board, the Plan shall terminate automatically on April 23, 2017.  After the Plan is terminated, no Awards may be granted.  Awards outstanding at the time the Plan is terminated shall remain outstanding in accordance with the terms and conditions of the Plan and the instruments evidencing the terms of the Awards.

14.3        Consent of Participant

Except as otherwise may be required under Section 14.4, the amendment or termination of the Plan or the amendment of an outstanding Award shall not, without the Participant’s consent, impair or diminish any rights or obligations under any Award theretofore granted to the Participant under the Plan.  Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.  Notwithstanding the foregoing, any adjustments made pursuant to Section 12 shall not be subject to these restrictions.

14.4        Section 409A

Notwithstanding anything in this Plan to the contrary, the Plan and Awards made under the Plan are intended to avoid the imposition of an additional tax that may be imposed under Section 409A of the Code.  If any Plan provision or Award under the Plan would result in the additional tax under Section 409A of the Code, the Company and the Participant intend that the Plan provision or Award will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Participant’s rights to an Award.  The Participant further agrees that the Plan Administrator, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to meet the requirements of Section 409A of the Code.

SECTION 15.  GENERAL

15.1        Evidence of Awards

Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

15.2        No Individual Rights

Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related

Corporation or limit in any way the right of the Company or any Related Corporation to terminate a Participant’s employment or other relationship at any time, with or without Cause.

Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Corporation whatsoever including, without limitation, any specific funds, assets or other property which the Company or any Related Corporation, in its or their sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the Common Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Corporation, and nothing contained in the Plan shall constitute a representation of guarantee that the assets of the Company or any Related Corporation shall be sufficient to pay any benefits to any person.

Nothing in this Plan nor in any agreement evidencing an Award shall confer upon any eligible employee or Participant any promise or commitment by the Company or a Related Corporation regarding future positions, future work assignments, future compensation or any other term or condition or employment or affiliation.

The Company, in establishing and maintaining this Plan as a voluntary and unilateral undertaking, expressly disavows the creation of any rights in eligible employees, Participants or others claiming entitlement under the Plan or any obligations on the part of the Company, any Related Corporation or the Plan Administrator, except as expressly provided herein.  In particular, no third party beneficiary rights shall be created under the Plan.  Without limiting the generality of the foregoing, the Company disavows any undertaking to maintain the tax-qualified status of Options designated as Incentive Stock Options or to assure the tax treatment of any particular award, including the deferral or transfer of any Award benefits, as may be permitted by the Plan Administrator.

15.3        Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state or foreign securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.  The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws.

To the extent that the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.  As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with the foreign, federal and state securities laws.  At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration.  The Plan Administrator may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

15.4        No Rights as a Stockholder

No Option, Stock Appreciation Right, or Stock Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

15.5        Compliance With Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.  Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

15.6        Participants in Foreign Countries

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Corporations may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

15.7        No Trust or Fund

The Plan is intended to constitute an “unfunded” plan.  Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

15.8        Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.9        Choice of Law

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.